                                                                      EXHIBIT 11



                            HEALTHCARE COMPARE CORP.
                COMPUTATION OF PRIMARY EARNINGS PER COMMON SHARE




                                         Year Ended         Year Ended         Year Ended
                                     December 31, 1993  December 31, 1994  December 31, 1995
                                     -----------------  -----------------  -----------------
Net Income                              $38,471,000        $50,669,000         $66,537,000
                                        ===========        ===========         ===========
Weighted average number of common
     shares outstanding:

Shares outstanding from beginning of
 period ............................     34,710,000         35,033,000          34,034,000
Purchase of treasury stock .........       (109,000)          (867,000)            (59,000)
Other issuances of common stock ....        260,000            255,000             340,000

Common share equivalents:

Assumed exercise of common stock
 options ...........................        619,000            581,000             808,000
                                         ----------         ----------          ----------

Weighted average common and common
 share equivalents .................     35,480,000         35,002,000          35,123,000
                                         ==========         ==========          ==========


Net income per share ...............          $1.08              $1.45               $1.89
                                         ==========         ==========          ==========

                                                                      Exhibit 12




                            HEALTHCARE COMPARE CORP.
             COMPUTATION OF FULLY DILUTED EARNINGS PER COMMON SHARE




                                        Year Ended           Year Ended          Year Ended
                                     December 31, 1993   December 31, 1994    December 31, 1995
                                     -----------------   -----------------    -----------------
Net Income                              $38,471,000          $50,669,000          $66,537,000
                                        ===========          ===========          ===========
Weighted average number of common
 shares outstanding:

Shares outstanding from beginning of
 period ............................     34,710,000           35,033,000           34,034,000
Purchase of treasury stock .........       (109,000)            (867,000)             (59,000)
Other issuances of common stock ....        260,000              255,000              340,000

Common share equivalents:

Assumed exercise of common stock
 options ...........................        649,000              702,000              874,000
                                         ----------           ----------           ----------

Weighted average common and common
 share equivalents .................     35,510,000           35,123,000           35,189,000
                                         ==========           ==========           ==========

Net income per share ...............          $1.08                $1.44                $1.89
                                         ==========           ==========           ==========